News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 24, 2018 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2018.

The Company reported a 108% increase in net income to $599,000 for the three months ended June 30, 2018, compared to net income of $288,000 for the three months ended June 30, 2017. Net income for the nine months ended June 30, 2018 was $1.3 million compared to net income of $935,000 for the nine months ended June 30, 2017.

The net income per share was $0.10 for the three months ended June 30, 2018 and $0.05 for the three months ended June 30, 2017. The net income per share was $0.23 for the nine months ended June 30, 2018 compared to $0.16 for the nine months ended June 30, 2017.

“We are very pleased to report a significant increase in net income and the continued improvement of the Company”, stated John Fitzgerald, President and Chief Executive Officer. “Earnings for the third quarter are up 108% on a year over year basis, while our nine-month earnings increased 42% over the prior nine-month period. In addition, during the first nine-months of our current fiscal year, we have reduced our levels of non-performing assets by another $2.5 million, or 19%.”

Mr. Fitzgerald continued, “We continued to experience strong loan demand during our third quarter from both our current clients and new customers to the Bank. We look forward to deepening these relationships as we continue to serve our communities while providing value to the Company’s shareholders.”

Results from Operations for the Three Months Ended June 30, 2018

Net income increased $311,000, or 108%, during the three-month period ended June 30, 2018 compared with the three-month period ended June 30, 2017 due to higher net interest and dividend income and higher gains from sales of loans.

Net interest and dividend income increased $483,000, or 10.7%, to $5.0 million for the three months ended June 30, 2018 from $4.5 million for the three months ended June 30, 2017. The Company’s net interest margin improved to 3.54% for the quarter ended June 30, 2018 compared to 3.37% for the quarter ended June 30, 2017. The yield on interest-earning assets increased 30 basis point to 4.36% for the three months ended June 30, 2018 from 4.06% for the three months ended June 30, 2017 due to higher average balances of interest earning assets and the higher interest rate environment. The cost of interest-bearing liabilities increased 19 basis points to 1.05% for the three months ended June 30, 2018 from 0.86% for the three months ended June 30, 2017. The increase in the cost of interest-bearing liabilities was attributable to the higher interest rate environment.

Interest and dividend income increased $721,000, or 13.2%, to $6.2 million for the three months ended June 30, 2018 from the three months ended June 30, 2017. The increase was attributable to a $29.9 million, or 5.6%, increase in the average balance of interest-earning assets as well as a 30 basis point increase in the yield on such assets to 4.36% for the quarter ended June 30, 2018 compared with the prior year period. Interest expense increased $238,000, or 25.6%, to $1.2 million for the three months ended June 30, 2018 from $928,000 for the three months ended June 30, 2017. The average balance of interest-bearing liabilities increased $10.9 million, or 2.5%, between the two periods, while the cost of such liabilities grew 19 basis points to 1.05% for the quarter ended June 30, 2018 compared with the prior year period.

The provision for loan losses was $276,000 for the three months ended June 30, 2018 compared to $315,000 for the three months ended June 30, 2017. The provision for loan losses decreased during the current period compared with the prior year period due to lower net charge-offs, which decreased $183,000 to $60,000 for the three months ended June 30, 2018 compared with $243,000 for the three months ended June 30, 2017.

Non-interest income increased $74,000, or 16.6%, to $521,000 during the three months ended June 30, 2018 compared to $447,000 for the three months ended June 30, 2017. The increase was attributable to higher gains from the sale of the guaranteed portion of Small Business Administration 7(a) loans, which increased $74,000 from the prior year period.

During the three months ended June 30, 2018, non-interest expenses increased $206,000, or 5.0%, to $4.4 million from $4.2 million for the three months ended June 30, 2017. Compensation and benefit expenses increased $224,000, or 9.9%, from the prior year period due to the opening of the Bank’s seventh retail branch location in June 2017, as well as annual merit increases for employees. Partially offsetting the increase in compensation and benefit expense were lower expenses from other real estate owned “OREO”.

The Company recorded tax expense of $289,000 for the three months ended June 30, 2018, compared with $210,000 for the three months ended June 30, 2017. The increase was the result of higher income from operations, partially offset by the lower corporate tax rate resulting from the Tax Cuts and Jobs Act that was signed into law December 22, 2017. The effective tax rate for the three months ended June 30, 2018 was 32.5% compared with 42.2% for the three months ended June 30, 2017.

Results from Operations for the Nine Months Ended June 30, 2018

Net income increased $389,000, or 41.6%, to $1.3 million during the nine-month period ended June 30, 2018 from $935,000 for the nine-month period ended June 30, 2017 due to higher net interest and dividend income and higher other income, partially offset by higher other expenses.

The Company’s net interest margin increased by 13 basis points to 3.49% for the nine months ended June 30, 2018 compared to 3.36% for the nine months ended June 30, 2017. The yield on interest-earning assets increased 23 basis points to 4.27% for the nine months ended June 30, 2018 from 4.04% for the nine months ended June 30, 2017 primarily due to higher average balances of interest earning assets and the higher interest rate environment. The cost of interest-bearing liabilities increased 13 basis points to 0.98% for the nine months ended June 30, 2018 from 0.85% for the nine months ended June 30, 2017. The increase in the cost of interest-bearing liabilities was attributable to the higher interest rate environment.

Interest and dividend income increased $1.6 million, or 10.0%, to $17.9 million for the nine months ended June 30, 2018 compared to the nine months ended June 30, 2017. The average balance of interest-earning assets increased $22.5 million, or 4.2%, while the yield on such assets increased 23 basis points to 4.27% for the nine months ended June 30, 2018 compared with the prior year period. Interest expense increased $505,000, or 18.3%, to $3.3 million for the nine months ended June 30, 2018 from $2.7 million for the nine months ended June 30, 2017. The average balance of interest-bearing liabilities increased $8.7 million, or 2.0%, between the two periods while the cost on such liabilities grew by 13 basis points to 0.98% for the nine months ended June 30, 2018 compared with the prior year period.

The provision for loan losses was $782,000 for the nine months ended June 30, 2018 compared to $1.0 million for the nine months ended June 30, 2017. Net charge-offs were $272,000 for the nine months ended June 30, 2018 compared to $719,000 for the nine months ended June 30, 2017.

The loan charge-offs during the nine months ended June 30, 2018 resulted from write-downs of six impaired loans. Five non-performing loans totaling $1.1 million were written down by $383,000 for the nine months based on updated valuations of the loans. Of these five loans, one loan totaling $208,000 was paid current at June 30, 2018, one loan totaling $384,000 was transferred to OREO, and three loans totaling $123,000 were in the process of foreclosure. In addition, there was one unsecured consumer loan for $3,000 written off. The Bank received loan recoveries totaling $114,000 during the nine month period.

Non-interest income increased $185,000, or 13.7%, to $1.5 million for the nine months ended June 30, 2018 compared to the prior year period. The increase was attributable to higher gains on the sale of investment securities and the guaranteed portion of Small Business Administration 7(a) loans, which increased $286,000 to $469,000 for the nine months ended June 30, 2018 from $183,000 for the nine months ended June 30, 2017. Partially offsetting this increase was an $118,000 decrease in service charge income due to lower loan prepayment fees and late charges.

Non-interest expenses increased $816,000, or 6.7%, to $13.0 million during the nine months ended June 30, 2018 compared to the prior year period. Compensation and benefit expenses increased $533,000, or 7.9%, from the prior year period due to the opening of the Bank’s seventh retail branch location in June 2017, as well as annual merit increases for employees. In addition, occupancy expenses and other expenses increased $98,000 and $144,000, respectively, from the opening and operation of the new branch location.

The Company recorded tax expense of $1.0 million for the nine months ended June 30, 2018, compared with $670,000 for the nine months ended June 30, 2017. The increase was the result of higher income from operations and a $306,000 charge resulting from the write-down of deferred tax assets due to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, which lowered the Company’s federal income tax rate from 34% to 21%.The effective tax rate for the nine months ended June 30, 2018 was 30.9% compared with 41.7% for the nine months ended June 30, 2017.

Balance Sheet Comparison

Total assets increased $13.1 million, or 2.2%, to $616.1 million during the nine months ended June 30, 2018 from $603.0 million at September 30, 2017 due to an increase in total loans receivable, offset by decreases in cash and cash equivalents and investment securities.

Cash and interest bearing deposits with banks decreased $8.8 million, or 39.6%, to $13.5 million at June 30, 2018 from $22.3 million at September 30, 2017 as interest bearing balances with the Federal Reserve Bank were used to fund loan originations and deposit outflows.

Total loans receivable increased $28.7 million during the nine months ended June 30, 2018 to $502.7 million and were comprised of $216.1 million (43.0%) commercial real estate loans, $181.0 million (36.0%) one-to-four family residential mortgage loans, $51.2 million (10.2%) commercial business loans, $29.7 million (5.9%) construction loans, $19.2 million (3.8%) home equity lines of credit and $5.5 million (1.1%) other loans.

Total non-performing loans decreased $1.5 million to $881,000 at June 30, 2018 from $2.4 million at September 30, 2017. The ratio of non-performing loans to total loans decreased to 0.18% at June 30, 2018 from 0.50% at September 30, 2017.

During the nine months ended June 30, 2018, the allowance for loan losses increased $510,000 to $4.0 million. The allowance for loan losses as a percentage of non-performing loans increased to 452.3% at June 30, 2018 compared with 147.4% at September 30, 2017. At June 30, 2018 the Company’s allowance for loan losses as a percentage of total loans was 0.79% compared with 0.73% at September 30, 2017. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $5.7 million to $57.5 million at June 30, 2018 from $63.2 million at September 30, 2017. The Company purchased $4.9 million of U.S. Government-sponsored enterprise obligations, sold securities totaling $3.3 million, received calls and principal repayments totaling $6.9 million, and experienced a reduction of $472,000 in the mark-to-market value of its available-for-sale investment securities.

OREO decreased $1.0 million to $10.0 million at June 30, 2018 from $11.0 million at September 30, 2017. The decrease was due to the sale of 6 properties totaling $1.2 million and valuation allowances totaling $308,000. Offsetting this decrease was the addition of one property totaling $323,000 resulting from foreclosure of collateral securing a non-performing loan and $182,000 in repairs to existing properties.

Total deposits decreased $7.2 million, or 1.4%, to $508.0 million during the nine months ended June 30, 2018. The decrease in deposits occurred in savings accounts, which decreased $19.1 million, or 17.8%, to $88.3 million, and certificates of deposit (including individual retirement accounts), which decreased $4.8 million, or 3.8%, to $123.2 million. Offsetting these decreases were increases in non-interest bearing checking accounts, which increased $7.0 million, or 7.0%, to $105.7, million money market accounts, which increased $5.4 million, or 3.9%, to $142.9 million, and interest-bearing checking accounts, which increased $4.3 million, or 10.0%, to $47.9 million.

Included with the total deposits were brokered certificates of deposit totaling $14.8 million at June 30, 2018 and $10.3 million at September 30, 2017.

Federal Home Loan Bank of New York advances increased $16.9 million to $48.8 million at June 30, 2018 from $31.9 million at September 30, 2017. Long-term advances increased $2.1 million while overnight borrowings increased $14.8 million to replace seasonal deposit outflows.

The Company did not repurchase any shares during the nine months ended June 30, 2018.

The Company’s book value per share increased to $8.69 at June 30, 2018 from $8.50 at September 30, 2017. The increase was due to the Company’s results of operations for the nine months ended June 30, 2018, partially offset by higher accumulated other comprehensive losses related to the valuation of the Company’s available-for-sale investment portfolio.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Income Statement Data:
Interest and dividend income	$6,168	$5,447	$17,912	$16,288
Interest expense	1,166	928	3,258	2,753
Net interest and dividend income	5,002	4,519	14,654	13,535
Provision for loan losses	276	315	782	1,048
Net interest and dividend income after
provision for loan losses	4,726	4,204	13,872	12,487
Non-interest income	521	447	1,537	1,352
Non-interest expense	4,359	4,153	13,050	12,234
Income before income tax expense	888	498	2,359	1,605
Income tax expense	289	210	1,035	670
Net income	$599	$288	$1,324	$935

Per Share Data:
Basic earnings per share	$0.10	$0.05	$0.23	$0.16
Diluted earnings per share	$0.10	$0.05	$0.23	$0.16
Book value per share, at period end	$8.69	$8.35	$8.69	$8.35

Selected Ratios (annualized):
Return on average assets	0.39%	0.20%	0.29%	0.21%
Return on average equity	4.80%	2.40%	3.48%	2.57%
Net interest margin	3.54%	3.37%	3.49%	3.36%

	June 30,	September 30,
	2018	2017
Balance Sheet Data:
Assets	$616,144	$603,044
Loans receivable	502,803	474,168
Allowance for loan losses	3,985	3,475
Investment securities - available for sale, at fair value	23,111	11,815
Investment securities - held to maturity, at cost	34,342	51,368
Deposits	507,984	515,201
Borrowings	48,764	31,905
Shareholders' Equity	50,557	49,457

Asset Quality Data:
Non-performing loans	$881	$2,358
Other real estate owned	10,040	11,056
Total non-performing assets	10,921	13,414
Allowance for loan losses to non-performing loans	452.33%	147.37%
Allowance for loan losses to total loans receivable	0.79%	0.73%
Non-performing loans to total loans receivable	0.18%	0.50%
Non-performing assets to total assets	1.77%	2.22%
Non-performing assets to total equity	21.60%	27.12%